UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 28, 2007

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 28, 2007, Exide Technologies, a Delaware corporation (the "Company"), entered into a standby purchase agreement (the "Standby Agreement") with Tontine Capital Partners, L.P. ("Tontine") and Legg Mason Investment Trust, Inc. ("Legg Mason" and together with Tontine, the "Standby Purchasers"), under which the Standby Purchasers have agreed to certain standby commitments in connection with the Company's proposed offering of subscription rights to purchase up to approximately 14 million shares to holders of its common stock (the "Rights Offering"). The record date and the commencement of the Rights Offering will be August 30, 2007 ("Record Date"), and the Rights Offering will expire on September 28, 2007.

Under the Rights Offering, each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege. The basic subscription privilege of each subscription right gives the Company’s stockholders the opportunity to purchase 0.22851 shares of the Company’s common stock at a per full share price equal to $6.55. In the event that a stockholder purchases all of the shares of common stock available to it pursuant to its basic subscription privilege, the stockholder may also choose to purchase a portion of any shares of the Company’s common stock that are not purchased by its stockholders through the exercise of their basic subscription privileges.

Subject to certain conditions, the Standby Agreement obligates the Company to sell, and requires the Standby Purchasers to purchase from the Company, all of the shares purchasable with their basic subscription privileges. Each of the Standby Purchasers has agreed not to exercise its over-subscription privilege in any amount. In addition, the Standby Agreement obligates the Company to sell, and requires the Standby Purchasers to purchase from the Company, any and all shares of the Company’s common stock issuable upon the deemed exercise by the standby purchasers immediately prior to the expiration of the Rights Offering of any subscription rights that were not exercised by other stockholders prior to the expiration of the Rights Offering. The price per full share paid by the Standby Purchasers for such common stock will be equal to the subscription price offered in the Rights Offering. The Standby Purchasers may elect to assign some or all of their subscription rights to purchase shares of the Company’s common stock under the Standby Agreement to certain of their affiliates.

Tontine and Legg Mason, or their affiliates, currently own approximately 28.0% and 13.8%, respectively, of the Company’s outstanding common stock. Under the terms of the Standby Agreement, the Standby Purchasers have agreed to a maximum ownership limitation that restricts them from owning in aggregate shares of the Company’s common stock on the closing date of the transactions contemplated by the Standby Agreement in an amount that exceeds 49.9% of the total outstanding shares of the Company’s common stock on that date. As a result, if no other stockholders exercise their subscription rights, based on the amount of the Company’s outstanding common stock collectively owned by the standby purchasers as of August 28, 2007, this contractual 49.9% ownership limitation would limit the amount of common stock that would be issued to the Standby Purchasers pursuant to the Standby Agreement. Under the Standby Agreement, two-thirds of the unsubscribed shares will be allocated to Tontine and one-third of the unsubscribed shares will be allocated to Legg Mason.

The obligations of the Standby Purchasers to fulfill the standby commitments under the Standby Agreement and purchase the additional shares of common stock are subject to the following conditions:

• the Company's representations and warranties under the Standby Agreement are true and correct in all material respects as of the date of the Standby Agreement and the date of the closing of the transactions contemplated thereunder;

• Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated thereunder with respect to any of the Standby Purchasers commitments;

• there having been no material adverse effect on the Company's financial condition or earnings, financial position, operations, assets, results of operations, business or prospects and there having occurred no event or circumstance which would reasonably likely result in such a material adverse effect;

• none of the following events having occurred: (i) a suspension of trading of the Company's common stock or a suspension of trading or the establishment of limited or minimum prices on securities generally on the New York Stock Exchange or The NASDAQ Global Market; (ii) a banking moratorium having been declared either by U.S. or New York State authorities; or (iii) there having occurred any material outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis which has a material adverse effect on the U.S. financial markets.

The foregoing description of the Standby Agreement is qualified in its entirety by reference to the Standby Agreement which is attached hereto as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

Item 8.01 Other Events.

On August 28, 2007, the Company issued a press release announcing the Rights Offering. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

10.1 Standby Purchase Agreement between Exide Technologies and Tontine Capital Partners, L.P., and Legg Mason Investment Trust, Inc., dated August 28, 2007

99.1 Press Release of Exide Technologies Announcing Rights Offering, dated August 28, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

August 28, 2007	By:	Francis M. Corby, Jr.

Name: Francis M. Corby, Jr.
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Standby Purchase Agreement between Exide Technologies and Tontine Capital Partners, L.P., and Legg Mason Investment Trust, Inc., dated August 28, 2007
99.1	Press Release of Exide Technologies Announcing Rights Offering, dated August 28, 2007